Exhibit 99.1 HOLLYFRONTIER CORPORATION ANNOUNCES APPOINTMENT OF MANNY FERNANDEZ TO ITS BOARD OF DIRECTORS October 1, 2020 – HollyFrontier Corporation (NYSE:HFC) (“HollyFrontier”) today announced that its Board of Directors (the “Board”) appointed Manny Fernandez to the Board effective October 1, 2020. This appointment increases the size of the Board to eleven directors and increases the number of independent directors on the Board from nine to ten. Mr. Fernandez joined KPMG LLP in 1984 and served in a number of leadership positions until his retirement in September 2020, including most recently as Managing Partner of the Dallas office and market leader for KPMG’s Southwest region across audit, tax and consulting services from October 2009 to September 2020. During his career at KPMG, he also served as National Managing Partner for Talent Acquisition, member of the National Inclusion and Diversity Board and as Co-Chair of the National Hispanic/Latino employee resource group. Effective in October 2020, Mr. Fernandez will also serve on the board of directors of Jacobs. He has also actively engaged in a number of community and non-profit activities. Having emigrated from Cuba at the age of eight, Mr. Fernandez has a passion for advancing inclusion and diversity, and was recognized for his leadership and dedication to advancing the careers of Latino professionals by The Association of Latino Professionals for America (ALPFA) with the Lifetime Achievement Award. With more the 36 years of experience advising public and private companies across a variety of industries and geographies, Mr. Fernandez brings to the Board extensive finance and accounting expertise, as well as executive and talent management experience. “Manny is an accomplished business leader with extensive experience advising public companies. We welcome the experience and expertise he will bring to HollyFrontier,” said Franklin Myers, Chairman of the Board. About HollyFrontier Corporation HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier owns and operates refineries located in Kansas, Oklahoma, New Mexico and Utah and markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. In addition, HollyFrontier produces base oils and other specialized lubricants in the U.S., Canada and the Netherlands, and exports products to more than 80 countries. HollyFrontier also owns a 57% limited partner interest and a non-economic general partner interest in Holly Energy Partners, L.P., a master limited partnership that provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries. FOR FURTHER INFORMATION, Contact: Richard L. Voliva III, Executive Vice President and Chief Financial Officer Craig Biery, Vice President, Investor Relations HollyFrontier Corporation 214-954-6510